Exhibit 3.1

AMENDMENT NO. 2

TO THE BY-LAWS

OF

STEINWAY MUSICAL INSTRUMENTS, INC.

Sections 6.1, 6.2 and 6.3 of the By-Laws of Steinway Musical Instruments, Inc., a Delaware corporation (the “Corporation”), shall be amended and restated in their entirety to read as follows:

Section 6.1  Certificates; Uncertificated Shares.  The Corporation’s stock may be certificated or uncertificated, as provided under Delaware law, and shall be entered in the books of the Corporation and registered as they are issued.  Any certificates representing shares of stock shall be in such form as the Board of Directors shall prescribe, certifying the number and class of shares of the stock of the Corporation owned by the shareholder.  Any certificates issued to any shareholder of the Corporation shall be signed in the name of the Corporation by the Chairman or a Vice Chairman of the Board, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary.  Such certificates may be sealed with the seal of the Corporation or a facsimile thereof.  Any of or all the signatures on a certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

To the extent required by Delaware law, within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to § 151 of the Delaware General Corporation Law or a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 6.2  Transfers of Stock.  Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate or evidence of the issuance of uncertificated shares to the shareholder entitled thereto, cancel the old certificate and record the transaction upon the Corporation’s books.  Upon the surrender of any certificate for transfer of stock, such certificate shall at once be conspicuously marked on its face “Cancelled” and filed with the permanent stock records of the Corporation.

Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled, issuance of new equivalent uncertificated shares or certificated shares shall be made to the shareholder entitled thereto and the transaction shall be recorded upon the books of the Corporation.  If the Corporation has a transfer agent or registrar acting on its behalf, the signature of any officer or representative thereof may be in facsimile.

The Board of Directors may appoint a transfer agent and one or more co-transfer agents and registrar and one or more co-registrars and may make or authorize such agent to make all such rules and regulations deemed expedient concerning the issue, transfer and registration of shares of stock.  The Board of Directors shall have the power to make all such rules and regulations, not inconsistent with the Certificate of Incorporation and these Bylaws and the law, as the Board of Directors may deem appropriate concerning the issue, transfer and registration of certificates for stock of the Corporation.

Section 6.3  Lost, Stolen or Destroyed Certificates.  The Corporation may issue (i) a new stock certificate or certificates or (ii) uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate or his or her legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.  The Board of Directors may require such owner to satisfy other reasonable requirements.